EXHIBIT 10.3

ACCESS INTEGRATED TECHNOLOGIES, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated as of ______________, between Access Integrated Technologies, Inc. (the “Company”), a Delaware corporation, and ________________ (the “Director”).

WHEREAS, the Director has been granted the following award under the Company’s Second Amended and Restated 2000 Equity Incentive Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.         Award of Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Director is hereby awarded ______ Restricted Stock Units (the “Award”), subject to the terms and conditions of the Plan and those herein set forth. The Award is granted as of ________________ (the “Date of Grant”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.         Vesting of Award: Treatment upon Termination of Service. Unless otherwise provided by the Committee, all Restricted Stock Units under this Agreement shall be subject to the vesting schedule in this Section 2.

(a)       Vesting Generally. Subject to the following provisions of this Section 2 and the other terms and conditions of this Agreement, this Award shall become vested on the following schedule:

In the event of termination of employment of the Director for any reason other than as set forth in Section 2(b), below, the Director shall be vested in the portion, if any, of the Award in which the Director is vested at the time of the termination of employment under this Section 2(a) and Section 2(c).

(b)       Death or Disability. In the event of termination of employment of the Director by reason of the Director’s death or Permanent Disability, the Director shall become fully vested in the Award.

(c)       Change in Control. Notwithstanding any provision of this Section 2 to the contrary, the Award shall become immediately vested in full upon a Change in Control.

(d)       Forfeiture. That portion of the Award which is not vested immediately following the Director’s termination of employment, as described above, shall be immediately forfeited to the Company.

3.         Other Terms and Conditions. It is understood and agreed that the Award of Restricted Stock Units evidenced hereby is subject to the following terms and conditions:

(a)       Rights of a Stockholder. The Director shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Stock Units. Until and unless the Director receives Stock as payment of the Award, the Director shall have no rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.

(b)       No Right to Continued Employment. This Award shall not confer upon the Director any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Director’s employment at any time.

4.         Payment of Awards. (a) Awards shall be paid at the time they become vested. The Company shall have the sole unfettered discretion to determine whether to pay such Awards in Stock, cash or a combination of Stock and cash. Any Stock delivered hereunder, or any interest therein, may he sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

(b)       In the event that an Award is paid in Stock, such shares of Stock shall not be transferable until such time as the Director has ceased to serve as a member of the Corporation’s Board of Directors. Between the issuance of such shares of Stock and the end of the restriction on transfer, such Shares shall bear a restrictive legend as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED FROM TRANSFER PURSUANT TO A RESTRICTED STOCK UNIT AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY.

; provided, however, that the Director may, immediately upon vesting and without being subject to the restriction in this paragraph (b) but subject to inside information and standard Company blackout limitations, sell such number of shares of Stock (but no more) as would be equal in value to the amount of tax withholding obligations required to be paid to the Company under Section 5 below.

5.         Tax Withholding. No later than the date of vesting of the Award or any portion thereof, the Director shall pay to the Company an amount sufficient to allow the Company to satisfy its tax withholding obligations. To this end, the Director shall either:

(a)       pay the Company the amount of tax to be withheld in cash (including through payroll withholding or withholding of cash from the Award),

(b)       deliver to the Company other shares of Stock owned by the Director prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, or

(c)       make a payment to the Company consisting of a combination of cash and such shares of Stock.

6.         References. References herein to rights and obligations of the Director shall apply, where appropriate, to the Director’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to principles of conflict of laws.

8.         Director Bound by Plan. The Director hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions thereof.

9.         Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ACCESS INTEGRATED TECHNOLOGIES, INC.
By:

Director

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